EXHIBIT 99

Blackout Notice to Directors and Executive Officers of

Cecil Bancorp, Inc. and Cecil Federal Bank

Prohibition on Transactions in Cecil Bancorp Common Stock and Grants and Exercises of Stock Options for Cecil Bancorp Common Stock

December 2, 2005

This notice is to inform you that the Cecil Bancorp, Inc. 401(k) Plan will change record-keepers. As a result of this change, plan participants will be unable to direct or change their investment in or obtain a loan or investment from the plan during a twenty-three day period. This period is called a Blackout Period.

You are prohibited by Federal law from purchasing or selling shares of Cecil Bancorp common stock or receiving or exercising stock options for the purchase of the common stock during the Blackout Period. There are limited exceptions to the prohibition for certain purchases and sales of common stock not acquired in connection with your service for Cecil Bancorp or its subsidiaries. Please ensure that you provide advance notice if you desire to effect a transaction, so that we may determine if the transaction would be lawful.

The Blackout Period for the plan is scheduled to begin on January 4, 2006 and end at midnight on January 2, 2006. You will be notified if these dates change.

Federal law requires that you be furnished with this advance notice of the Blackout Period.

If you have any questions concerning this notice, you should contact Jennifer Carr at 410-398-1650 ext. 25, or by mail to her at Cecil Bancorp, Inc. 127 North Street Elkton, MD 21921.